Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	179,069(4)	$8.38	$1,500,777.29	0.0001531	$229.77

Total Offering Amounts					$1,500,777.29		$229.77

Total Fee Offsets							—

Net Fee Due							$229.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of Inogen, Inc.'s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable under the Inogen, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or other similar transaction.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.38, which is 85% of the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market on February 26, 2025 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission). Pursuant to the 2014 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (i) the first trading day of the offering period or (ii) the exercise date.

(3)	The Registrant does not have any fee offsets.
(4)

Represents an automatic increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2014 ESPP as a result of the annual evergreen increase under the 2014 ESPP.